                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            SBI HOLDING CORPORATION,

                       SBI RADIO ACQUISITION CORPORATION

                                      AND

                             SFX BROADCASTING, INC.

                          DATED AS OF AUGUST 24, 1997

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                               TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----

ARTICLE I     THE MERGER....................................................2
     SECTION 1.01.  The Merger..............................................2
     SECTION 1.02.  Closing.................................................2
     SECTION 1.03.  Effective Time..........................................2
     SECTION 1.04.  Effects of the Merger...................................2
     SECTION 1.05.  Certificate of Incorporation and By-laws................2
     SECTION 1.06.  Directors...............................................3
     SECTION 1.07.  Officers................................................3

ARTICLE II    EFFECT OF THE MERGER ON THE SECURITIES OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES............3
     SECTION 2.01.  Effect on Capital Stock.................................3
     SECTION 2.02.  Exchange of Certificates................................6
     SECTION 2.03.  Warrants, Options and SARs..............................7

ARTICLE III   REPRESENTATIONS AND WARRANTIES................................9
     SECTION 3.01.  Representations and Warranties of the Company...........9
     SECTION 3.02.  Representations and Warranties of Parent and Sub.......26

ARTICLE IV    COVENANTS RELATING TO CONDUCT OF BUSINESS....................29
     SECTION 4.01.  Conduct of Business....................................29
     SECTION 4.02.  No Solicitation........................................33
     SECTION 4.03.  Stockholders Meeting...................................35
     SECTION 4.04.  Assistance.............................................35
     SECTION 4.05.  Releases...............................................36
     SECTION 4.06. Termination of Certain Affiliate Transactions...........36

ARTICLE V     ADDITIONAL AGREEMENTS........................................36
     SECTION 5.01.  Access to Information; Confidentiality.................36
     SECTION 5.02.  Reasonable Efforts.....................................37
     SECTION 5.03.  Benefit Plans..........................................38
     SECTION 5.04.  Indemnification, Exculpation and Insurance.............39
     SECTION 5.05.  Fees and Expenses; Deposit.............................40
     SECTION 5.06.  Public Announcements...................................43
     SECTION 5.07.  Delsener/Slater Spin Off...............................43
     SECTION 5.08.  Repayment of Indebtedness..............................52
     SECTION 5.09.  Closing Extension......................................52

                                      -i-
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     SECTION 5.10.  [Intentionally Omitted]................................53
     SECTION 5.11.  Change of Name.........................................53
     SECTION 5.12.  Outstanding Indebtedness...............................53
     SECTION 5.13.  Entertainment Business.................................53

ARTICLE VI    CONDITIONS PRECEDENT.........................................53
     SECTION 6.01.  Conditions to Each Party's Obligation To Effect
                    the Merger.............................................53
     SECTION 6.02.  Conditions to Obligations of Parent and Sub............54
     SECTION 6.03.  Conditions to Obligation of the Company................55

ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER............................55
     SECTION 7.01.  Termination............................................55
     SECTION 7.02.  Effect of Termination..................................57

ARTICLE VIII  GENERAL PROVISIONS...........................................57
     SECTION 8.01.  Nonsurvival of Representations and Warranties..........57
     SECTION 8.02.  Notices................................................58
     SECTION 8.03.  Definitions............................................59
     SECTION 8.04.  Interpretation.........................................61
     SECTION 8.05.  Counterparts...........................................61
     SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries.........61
     SECTION 8.07.  Governing Law..........................................61
     SECTION 8.08.  Assignment.............................................62
     SECTION 8.09.  Enforcement............................................62
     SECTION 8.10.  Director and Officer Liability.........................62

Annex A       Form of Amendment to Company's Certificate of Incorporation
Annex B       Form of Release Agreement
Annex C       Form of Escrow Agreement
Annex D       Form of Letter of Credit

                                      -ii-
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         AGREEMENT AND PLAN OF MERGER dated as of August 24, 1997, among SBI
Holding Corporation, a Delaware corporation ("Parent"), SBI Radio Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and SFX Broadcasting, Inc., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, (including a special committee of the Company's independent directors (the "Independent Committee")), and Parent acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, as a condition of the willingness of Parent to enter into this Agreement, the holder (the "Principal Stockholder") of substantially all of the outstanding Class B Common Stock, par value $.01 per share, of the Company ("Class B Common Stock"), has entered into the Stockholder Agreement dated as of the date hereof (the "Stockholder Agreement") with Parent, which provides, among other things, that, subject to the terms and conditions thereof, the Principal Stockholder will vote his shares of Common Stock (as defined in Section 2.01(b)) in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby;

         WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, the Principal Stockholder enters into a Consulting, Non-Compete and Termination Agreement (the "Non-Compete and Termination Agreement"), which shall establish (i) the terms and provisions under which such individual's employment contract with the Company shall terminate and (ii) the terms and provisions of a non-competition agreement between the Company and such individual and, in order to induce Parent and Sub to enter into this Agreement, the Company and such individual are executing and delivering concurrently herewith the Non-Compete and Termination Agreement;

         WHEREAS, the Board of Directors of the Company and the Independent Committee have approved for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL") the terms of the Stockholder Agreement and the transactions contemplated thereby;

         WHEREAS, the Board of Directors of the Company has approved (and the Independent Committee has recommended) the amendments to the Certificate of Incorporation of the Company as contemplated herein and recommended the adoption of such amendments by the stockholders of the Company; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

         SECTION 1.02. Closing. Subject to the provisions of Article VI, the closing of the Merger (the "Closing") will take place at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York, on the earlier of (i) May 31, 1998 (as such date may be extended pursuant to Section 5.09) or (ii) such time, date or place as Parent shall specify by providing written notice to the Company at least five (5) business days prior to such date (the "Closing Date"), provided that in no event shall the Closing take place prior to January 2, 1998.

         SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of Merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

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         SECTION 1.06. Directors. The directors of Sub immediately prior to the
Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                 EFFECT OF THE MERGER ON THE SECURITIES OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or Sub:

         (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become a number of fully paid and nonassessable shares of Class A Common Stock, par value $.01 per share, of the Surviving Corporation equal to the quotient realized by dividing (i) the sum of the aggregate number of shares of Common Stock (as defined in Section 2.01(b)) determined on a fully-diluted basis immediately prior to the Effective Time by
(ii) the aggregate number of shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time. The term "on a fully-diluted basis" shall mean, as of any date, the number of shares of Common Stock then outstanding (including any Dissenting Shares (as defined in Section 2.01(f)) and shares of Common Stock that are owned by and held in the treasury of the Company), together with the aggregate number of shares of Common Stock that the Company may be required, now or in the future, to issue (with or without notice, lapse of time or the action of any third party) pursuant to any outstanding securities, options, warrants, commitments, agreements, arrangements or undertakings of any kind (including, without limitation, the Warrants, Unit Purchase Options, Options (as such terms are defined in Section 2.03) and all Preferred Stock and assuming the maximum number of shares of Common Stock issuable thereunder).

         (b) Conversion of Common Stock. (i) Each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock" and together with the Class B Common Stock, the "Common Stock") (other than shares to be canceled in accordance with Section 2.01(e) or Dissenting Shares) shall be converted into the right to receive $75.00, as such amount may be increased pursuant to Sections 5.07, 5.09 and 5.13 (the "Class A Common Stock Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share. As of the Effective Time, all such shares of Class A Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive

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the Class A Common Stock Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

             (ii) Each issued and outstanding share of Class B Common Stock (other than shares to be canceled in accordance with Section 2.01(e) or Dissenting Shares) shall be converted into the right to receive $97.50, as such amount may be increased pursuant to Sections 5.07, 5.09 and 5.13 (the "Class B Common Stock Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share. As of the Effective Time, all such shares of Class B Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class B Common Stock Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

         (c) Conversion of the Preferred Stock.

             (i) Each issued and outstanding share of Series B Redeemable Preferred Stock, par value $.01 per share, of the Company ("Series B Preferred Stock") (other than shares to be canceled in accordance with Section 2.01(e) or Dissenting Shares) shall be converted into the right to receive $1,000 (the "Series B Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share. As of the Effective Time, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series B Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

             (ii) Each issued and outstanding share of Series C Redeemable Convertible Preferred Stock, par value $.01 per share, of the Company ("Series C Preferred Stock") (other than shares to be canceled in accordance with
Section 2.01(e) or Dissenting Shares) shall be converted into the right to receive $1,000, plus any accrued but unpaid dividends (the "Series C Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share. As of the Effective Time, all such shares of Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Series C Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series C Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with
Section 2.02, without interest.

             (iii) Each issued and outstanding share of Series D Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, of the Company ("Series D Preferred Stock") (other than shares to be canceled in accordance with Section 2.01(e) or Dissenting Shares)

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shall be converted into the right to receive an amount equal to the product of
(A) the Class A Common Stock Merger Consideration and (B) the number of shares of Class A Common Stock into which such share of Series D Preferred Stock would have been convertible immediately prior to the Effective Time (the "Series D Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share. As of the Effective Time, all such shares of Series D Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Series D Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series D Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

             (iv) Each issued and outstanding share of 125/8% Series E Cumulative Exchangeable Preferred Stock, par value $.01 per share, of the Company ("Series E Preferred Stock" and together with the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the "Preferred Stock") shall continue to be outstanding subsequent to the Effective Time as Series E Cumulative Exchangeable Preferred Stock of the Surviving Corporation, having in respect of the Surviving Corporation the same powers, preferences and relative participating, optional and other special rights and the qualifications, limitations and restrictions thereof that the Series E Preferred Stock had in respect of the Company immediately prior to the Effective Time.

         (d) Senior Notes.

             (i) The 10 3/4% Senior Subordinated Notes due 2006 (the "2006 Notes") that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, having in respect of the Surviving Corporation the same terms and conditions thereof that the Notes had in respect of the Company immediately prior to the Effective Time.

             (ii) The 113/8% Senior Subordinated Notes due 2000 (the "2000 Notes") that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, having in respect of the Surviving Corporation the same terms and conditions thereof that the Notes had in respect of the Company immediately prior to the Effective Time. The 2006 Notes and the 2000 Notes are collectively referred to herein as the "Notes."

         (e) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock and Preferred Stock (other than Series E Preferred Stock) that is owned by the Company or by any Subsidiary of the Company and each share of Common Stock and Preferred Stock (other than Series E Preferred Stock) that is owned by Parent, Sub or any other Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock and Preferred Stock (other than Series E Preferred Stock) that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the consideration therefor specified in this Section 2.01, but the holders of Dissenting Shares shall be entitled to receive such payment as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the DGCL, each such holder's shares of Common Stock or Preferred Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the consideration therefor specified in this Section 2.01, without any interest thereon, as provided in Section 2.02, and such shares shall no longer be Dissenting Shares.

         SECTION 2.02. Exchange of Certificates.

         (a) Paying Agent. At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust Company mutually acceptable to Parent and the Company (the "Paying Agent"), which shall provide that Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Common Stock and Preferred Stock (other than Series E Preferred Stock) for exchange in accordance with this Article II, through the Paying Agent, cash in the aggregate amount required to make the cash payments specified in Section 2.01, in respect of (i) the Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares and shares canceled in accordance with Section 2.01(e)) and (ii) the Preferred Stock (other than Series E Preferred Stock) issued and outstanding at the Effective Time (other than Dissenting Shares and shares canceled in accordance with Section 2.01(e)), such sum being hereinafter referred to as the "Exchange Fund." The Paying Agent shall, pursuant to irrevocable instructions, deliver cash in exchange for surrendered certificates representing Common Stock or Preferred Stock (other than Series E Preferred Stock).

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but no later than three business days following the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock (other than Series E Preferred Stock) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable therefor pursuant to
Section 2.01. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the cash which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. If any holder of

Common Stock or Preferred Stock (other than Series E Preferred Stock) shall be unable to surrender such holder's Certificates because such Certificates have been lost, stolen or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity agreement in form and substance reasonably satisfactory to the Parent. In the event of a transfer of ownership of Common Stock or Preferred Stock (other than Series E Preferred Stock) which is not registered in the transfer records of the Company, cash representing the consideration payable pursuant to Section 2.01 may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of payment of the consideration specified in Section 2.01 to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration specified in this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

         (c) Transfer Books. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock or Preferred Stock (other than Series E Preferred Stock) which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

         (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the consideration therefor specified in this Article II.

         (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis, provided that any such investment is guaranteed as to payment of principal and interest by the federal government of the United States. Any interest and other income resulting from such investments shall be paid to Parent.

         SECTION 2.03. Warrants, Options and SARs.

         (a) At the Effective Time, each then outstanding warrant to purchase shares of Common Stock granted by the Company (i) pursuant to that certain Warrant Agreement dated March 23, 1994 by and among Multi-Market Radio, Inc. ("MMR"), American Stock Transfer & Trust

Company, D.H. Blair Investment Banking Corp. and Americorp Securities, Inc. (the "Public Warrants"), (ii) to the underwriters of MMR's initial public offering dated July 28, 1993 (the "IPO Warrants"), (iii) to The Huff Alternative Income Fund, L.P. dated November 22, 1996 (the "Huff Warrants"),
(iv) upon exercise of those certain unit purchase options (the "Unit Purchase Option Warrants") issued by the Company and dated March 23, 1994 and (v) to Sillerman Communications Management Corporation dated April 15, 1996 (the "SCMC Warrants," and together with the Public Warrants, the IPO Warrants, the Huff Warrants and the Unit Purchase Option Warrants, the "Warrants") shall continue to be outstanding subsequent to the Effective Time subject to the respective terms and conditions of the agreements relating thereto and shall thereafter be exercisable for cash and, to the extent provided in Section 5.07, stock of Delsener/Slater Holdings (as defined in Section 5.07).

         (b) Each then outstanding unit purchase option dated March 23, 1994 (the "Unit Purchase Options") shall continue to be outstanding subsequent to the Effective Time subject to the respective terms and conditions of the agreements relating thereto and shall thereafter be exercisable for cash.

         (c) Effective as of the Effective Time:

             (i) Each then outstanding (A) option to purchase shares of Common Stock granted by the Company pursuant to the Company's 1993 Stock Option Plan, the Company's 1994 Stock Option Plan, the Company's 1995 Stock Option Plan, the Company's 1996 Stock Option Plan, the Company's 1997 Stock Option Plan, MMR's 1993 Stock Option Plan, MMR's 1994 Stock Option Plan and MMR's 1995 Stock Option Plan (collectively, the "Stock Plans") (whether or not then presently exercisable) and (B) option to purchase Class A Common Stock granted to Robert F.X. Sillerman or Michael G. Ferrel other than pursuant to a Stock Plan (collectively, the "Options") (whether or not then presently exercisable) shall be canceled, and each holder of a canceled Option shall be entitled to receive, as soon as practicable after the Effective Time, in consideration for the cancellation of such Option, an amount in cash, without any interest thereon, for each share of Class A Common Stock subject to such Option, equal to the difference between the Class A Common Stock Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number, less any applicable withholding Taxes (as defined in Section 3.01(j)(viii)). The aggregate consideration payable to each Option holder shall be rounded up to the nearest penny.

             (ii) Each then outstanding stock appreciation right with respect to shares of Common Stock granted by the Company (whether or not presently exercisable) (collectively, the "SARs") shall be canceled, and each holder of a canceled SAR shall be entitled to receive, as soon as practicable after the Effective Time, in consideration for the cancellation of such SAR, an amount in cash, without any interest thereon, for each share of Common Stock subject to such SAR, equal to the difference between the Class A Common Stock Merger Consideration and the per share base price of such SAR to the extent such difference is a positive number, less any applicable withholding

Taxes. The aggregate consideration payable to each SAR holder shall be rounded up to the nearest penny.

         (d) The surrender of a Warrant, Unit Purchase Option, Option or SAR to the Company in exchange for the consideration set forth in this Section 2.03 shall, to the extent permitted by law, be deemed a release of any and all rights the holder had or may have had in respect of such Warrant, Unit Purchase Option, Option or SAR.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

         (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries (as defined in Section 8.03(i)) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other power and authority to carry on its business as now being conducted. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect (as defined in Section 8.03(f)) on the Company. The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as in effect on the date of this Agreement, and the certificates of incorporation and by-laws (or comparable organizational documents) of its Significant Subsidiaries, in each case as amended to date.

         (b) Subsidiaries. As of the date hereof, Section 3.01(b)(i) of the Company Disclosure Schedule (as defined in Section 8.03(n)) sets forth a true and complete list of each Subsidiary of the Company. Except as set forth in
Section 3.01(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its Subsidiaries and the partnership interests listed in Section 3.01(b)(iii) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

         (c) Capital Structure. The authorized capital stock of Company consists of 100,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, 1,200,000 shares of Class C Common Stock, par value $.01 per share, of the Company ("Class C Common Stock"), and 10,010,000 shares of Preferred Stock. As of June 30, 1997, (i) 8,394,568 shares of Class A Common Stock were issued and outstanding (other than shares issued after June 30, 1997, the issuance of which would have been permitted under Section 4.01(a)(ii) if done following the date of this Agreement), (ii) 1,047,037 shares of Class B Common Stock were issued and outstanding, (iii) no shares of Class C Common Stock were issued and outstanding, (iv) 2,000 shares of Series B Preferred Stock were issued and outstanding, (v) 2,000 shares of Series C Preferred Stock were issued and outstanding, (vi) 2,990,000 shares of Series D Preferred Stock were issued and outstanding (as such number may be reduced pursuant to the parenthetical contained in clause (i) above) and (vii) 2,250,000 shares of Series E Preferred Stock were issued and outstanding. Except as set forth in
Section 3.01(c)(i) of the Company Disclosure Schedule and except for options that may be granted as permitted under clause (F) of Section 4.01(a)(ii), there are no outstanding stock appreciation rights or rights to receive shares of Common Stock or Preferred Stock granted under the Stock Plans or otherwise.
Section 3.01(c)(i) of the Company Disclosure Schedule sets forth a complete and correct list, as of June 30, 1997, of the holders of all options, and the number, class and series of shares subject to each such option and the exercise prices thereof. Since June 30, 1997, the Company has not issued any (i) Common Stock, other than Common Stock that was issued upon the exercise, conversion or exchange of Options, Warrants, Unit Purchase Options and other securities which were outstanding on June 30, 1997, or (ii) securities which are exercisable for or convertible or exchangeable into Common Stock. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Options, Warrants, Unit Purchase Options and Preferred Stock (as to which no more than 6,371,649 shares of Class A Common Stock (as such number may be reduced pursuant to the parenthetical contained in clause (i) above) and no shares of Class B Common Stock are issuable thereunder) and except as set forth above or in Section 3.01(c)(i) of the Company Disclosure Schedule, and except for options that may be granted as permitted under clause (F) of Section 4.01(a)(ii), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.01(c)(i) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Except for the redemption and repurchase obligations with respect to the Preferred Stock set forth in the Company's certificate of incorporation and except as contemplated hereby or as set forth in Section 3.01(c)(ii) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

         (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement (collectively with the Stockholders Agreement, the Escrow Agreement (as defined in Section 5.05(f)) and the Non-Compete and Termination Agreement, the "Transaction Documents") and, subject to the Stockholder Approval (as defined in Section 3.01(k)), to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by the Transaction Documents (including the "Amendments" as defined in this Section 3.01(d)) have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval. Each of the Transaction Documents has been duly executed and delivered by the Company and, subject to the Stockholder Approval, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.01(d)(i) of the Company Disclosure Schedule, the execution and delivery of the Transaction Documents do not, and compliance with the provisions of the Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) subject to the adoption of the Amendments, the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the consents and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or
(z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated by the Transaction Documents, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Stockholders Meeting (as defined in Section 4.03), as amended or supplemented from time to time (the "Proxy Statement"), (B) if necessary, a registration statement on the appropriate form (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the transactions contemplated in Section
5.07 and (C) such reports under Section

13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (4) the filing of a certificate of amendment relating to the amendments to the Company's certificate of incorporation as contemplated by Annex A (the "Amendments") with the Secretary of State of Delaware; (5) such filings with and approvals of the Federal Communications Commission or any successor entity (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Communications Act"), including filings and approvals in connection with the transfer of control of the FCC Licenses (as defined in Section 3.01(q)); (6) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by the Transaction Documents; (7) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by the Transaction Documents; and
(8) as disclosed in Section 3.01(d)(ii) of the Company Disclosure Schedule.

         (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and pro forma financial statements as required by SEC Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on Section 3.01(e) of the Company Disclosure Schedule or in the Filed SEC Documents

(as defined in Section 3.01(f)), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since June 30, 1997 to the date hereof, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

         (f) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Filed SEC Documents"), as contemplated by this Agreement or in Section 3.01(f) of the Company Disclosure Schedule, since June 30, 1997, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock other than regular cash dividends on shares of Preferred Stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (x) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment or other agreements or benefit arrangements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (y) any granting by the Company to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance, termination or other agreements or benefit arrangements in effect as of June 30, 1997, (iv) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (v) any event, circumstance, or fact that has resulted in a Material Adverse Change in the Company.

         (g) Litigation. Except as disclosed in the Filed SEC Documents or in
Section 3.01(g) of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim (including any proceeding by or before the FCC but excluding proceedings of general applicability to the radio industry) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to either (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause (i), (ii) or
(iii) above, except for any suit, action or proceeding asserted after the date hereof by any stockholders of the Company in connection with any of the transactions contemplated by the Transaction Documents.

         (h) Absence of Changes in Benefit Plans. Except (x) as disclosed in the Filed SEC Documents or in Section 3.01(h) of the Company Disclosure Schedule, (y) for normal increases in the ordinary course of business consistent with past practice or as required by law or (z) as contemplated by this Agreement, since June 30, 1997, there has not been any adoption or amendment in any material respect by the Company or any of its significant Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan providing material benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Without limiting the foregoing, except as disclosed in the Filed SEC Documents or in Section 3.01(h) of the Company Disclosure Schedule, since June 30, 1997, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan (as defined below), or in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents or in Section 3.01(h) of the Company Disclosure Schedule, there exist no employment, consulting or severance agreements currently in effect between the Company and any current or former employee, officer or director of the Company providing for annual base compensation or payments in excess of $100,000.

         (i) ERISA Compliance. Except as disclosed in Section 3.01(i) of the Company Disclosure Schedule or as otherwise disclosed to Parent or Sub:

             (i) The Company has delivered or made available to Parent each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its Significant Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the United States Internal Revenue Code of 1986, as amended (the "Code"), (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company or any Commonly Controlled Entity has any material contingent liability (collectively, "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (w) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan for which the filing of any such report is required by ERISA or the Code, (x) the most recent summary plan description for each Benefit Plan for which the preparation of any such summary plan description is required by ERISA, (y) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan and (z) a schedule of employer expenses with respect to each Benefit Plan for the current plan year of each Benefit Plan.

             (ii) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. To the knowledge of the Company, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect on the Company.

             (iii) (A) There has been no application for waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan and (B) no Pension Plan has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code.

             (iv) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; to the knowledge of the Company, no such determination letter has been revoked, revocation of such letter has not been threatened nor has such Pension Plan been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. The Company has delivered or made available to Parent a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. To the knowledge of the Company, no event has occurred that could subject any Pension Plan to any tax under Section 511 of the Code that individually, or in the aggregate, will result in a Material Adverse Effect on the Company.

             (v) (A) Neither the Company nor any of its Significant Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that is reasonably likely to subject the Company, any of its Significant Subsidiaries, any employee of the Company or its Significant Subsidiaries or, to the knowledge of the Company, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on the Company; (B) within the past five years, no Pension Plan that is subject to Title IV of ERISA has been terminated other than in a standard termination in accordance with Section 4041(b) of ERISA (a "Standard Termination") or, to the knowledge of the Company, has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) and no such Pension Plan is reasonably expected to be terminated other than in a Standard Termination; and (C) none of the Company, any of its Significant Subsidiaries or, to the knowledge of the Company, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable law in a manner that, individually or in the aggregate, is reasonably likely to, result in a Material Adverse Effect on the Company.

             (vi) As of the most recent valuation date for each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA)(a "Defined Benefit Plan"), there was not any amount of "unfunded benefit liabilities" (based upon the plan's ongoing actuarial assumptions used for funding purposes as set forth in the most recent actuarial report or valuation) under such Defined Benefit Plan in excess of $100,000 and the aggregate amount of all such unfunded benefit liabilities under all such Defined Benefit Plans as of such date did not exceed $100,000, and there are no facts or circumstances that would materially change the funded status of any such Defined Benefit Plan as of the date hereof. The Company has furnished to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan. To the knowledge of the Company, the information supplied to the plan actuary by the Company and any of its Subsidiaries for use in preparing those reports or valuations was complete and accurate in all material respects.

             (vii) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA (other than for contributions not yet due to a Defined Benefit Plan and other than for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due), which liability, to the extent currently due, has not been fully paid as of the date hereof and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the Company.

             (viii) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on the Company.

             (ix) No Commonly Controlled Entity has withdrawn from any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

             (x) Prior to the date hereof, the Company has made available to Parent copies of all agreements and Benefit Plans under which any employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement as a result of the transactions contemplated by this Agreement and Section 3.01(i) of the Company Disclosure Schedule sets forth any severance payments contained in such agreements or Benefit Plans which provide for payments in excess of $100,000 to any such employee.

             (xi) No Benefit Plan provides that payments pursuant to such Benefit Plan may be made in securities of a Commonly Controlled Entity, nor does any trust maintained pursuant to any Benefit Plan hold any securities of a Commonly Controlled Entity.

             (xii) Notwithstanding any of the foregoing to the contrary, the representations and warranties of this Section 3.01(i), other than clauses (i) and (ix), shall not apply to any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), nor shall they apply with respect to any actions or omissions of a Pension Plan prototype plan sponsor of which the Company has no knowledge.

         (j) Taxes.

             (i) Each of the Company, its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member (a "Tax Group") has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on the Company. All returns filed by the Company, each of its Subsidiaries and any Tax Group are complete and accurate in all material respects to the knowledge of the Company. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on the Company, and no requests for waivers of the time to assess any such Taxes have been granted or are pending that individually or in the aggregate would have a Material Adverse Effect on the Company. The statute of limitations on assessment or collection of any Federal income taxes due from the Company, any of its Subsidiaries or any Tax Group has expired for all taxable years of the Company, any of its Subsidiaries or any Tax Group through 1991. No audit or other proceeding by any court, governmental or regulatory authority or similar Person is pending in regard to any material Taxes due from or with respect to the Company or any of its Subsidiaries or any material tax return filed by, or with respect to the Company, any of its Subsidiaries or any Tax Group, other than normal and routine audits by non-federal governmental authorities. None of the assets or properties of the Company or any of its Subsidiaries is subject to any tax lien, other than any such liens for Taxes which are not yet due and payable, which may thereafter be paid without penalty or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with generally accepted accounting principles ("Permitted Tax Liens").

             (iii) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or, for so long as the Company has owned any Subsidiary, by or with respect to such Subsidiary. None of the Company or any of its Subsidiaries has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries which, in each respective case, will or would reasonably cause the Company or any of its Subsidiaries to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

             (iv) Except as set forth in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax allocation agreement or similar contract, agreement or arrangement.

             (v) Neither the Company nor any of its Subsidiaries has executed or entered into with the Internal Revenue Service, or any taxing authority, a Closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or any of its Subsidiaries for a taxable period ending after the Closing Date.

             (vi) As of June 30, 1997, the Company's adjusted basis for federal income tax purposes in the stock of Delsener/Slater (as defined in Section 5.07) was at least $100,000,000.

             (vii) As of June 30, 1997, the Tax Group had a net operating loss carry forward of at least $40,000,000.

             (viii) As used in this Agreement, "Taxes" shall include all Federal, state and local income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto.

         (k) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock voting as a single class, and the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Class A Common Stock and Series D Preferred Stock, each voting as a separate class, at the Stockholders Meeting are the only votes of holders of any class or series of the Company's capital stock necessary to approve or adopt the Amendments. Subject to the approval and adoption of the Amendments by the stockholders of the Company, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock, voting as a single class, at the Stockholders Meeting is the only vote of the holders of any class or series of Company's capital stock necessary to approve and adopt this Agreement and the Merger. The votes required in the preceding two sentences are collectively referred to herein as the "Stockholder Approval."

         (l) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement the provisions of Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreement or any of the transactions contemplated by this Agreement or the Stockholder Agreement and no provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its Subsidiaries that may be acquired or controlled by Parent.

         (m) Labor Matters. Neither the Company nor any of its Subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Company and its Subsidiaries. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which would not have a Material Adverse Effect on the Company.

         (n) Opinion of Financial Advisor. Lehman Brothers has reviewed, among other things, this Agreement and the other Transaction Documents. The Company has received the opinion of Lehman Brothers dated the date of this Agreement, to the effect that, as of such date, the Class A Common Stock Merger Consideration is fair to the holders of the Class A Common Stock from a financial point of view, a copy of which opinion has been delivered to Parent.

         (o) Compliance with Applicable Laws. Each of the Company and each of its Subsidiaries has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Filed SEC Documents, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement.

         (p) Contracts; Debt Instruments.

             (i) Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The agreements described in Section 3.01(p) of the Company Disclosure Schedule are in full force and effect and are binding on the parties thereto.

             (ii) The Company has made available to Parent (x) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $600,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts currently outstanding thereunder. For purposes of this Agreement,"Indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person and
(I) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

         (q) FCC Licenses; Operations of Licensed Facilities. The Company and its Subsidiaries have operated the radio stations for which the Company or any of its Subsidiaries holds licenses from the FCC (the "Licensed Facilities") in material compliance with the terms of the Permits issued by the FCC to the Company and its Subsidiaries for the operation of the Licensed Facilities (the "FCC Licenses"), and the Communications Act, except for possible non-compliance which could not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Licensed Facilities and have paid all FCC regulatory fees with respect thereto except for possible filings or disclosures that if not so filed or disclosed could not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries are the authorized legal holders of all FCC Licenses necessary or used in the operation of the businesses of the Licensed Facilities as presently operated except where the absence of such FCC Licenses could not reasonably be expected to have a Material Adverse Effect on the Company. All such FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of the Company, each of its Subsidiaries or their respective officers, employees or agents. Except as disclosed in Section 3.01(q) of the Company Disclosure Schedule, as of the date hereof, no application, action or proceeding is pending for the renewal or major modification of any of the FCC Licenses and, to the Company's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint against the Company or any of its Subsidiaries relating to any of the Licensed Facilities that, if adversely decided, would have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement (and the Company is not aware of any basis that would cause the FCC not to renew any of the FCC Licenses that are renewable). Except as disclosed in Section 3.01(q) of the Company Disclosure Schedule, there is not now pending and, to the Company's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the FCC Licenses that, if adversely decided, would have a Material Adverse Effect on the Company.

         (r) Environmental Matters. Except as disclosed in Section 3.01(r) of the Company Disclosure Schedule, to the knowledge of the Company:

             (i) the real property and facilities owned by the Company or any of its Subsidiaries and the operations of the Company or any of its Subsidiaries thereon comply in all material respects with all Environmental Laws;

             (ii) no judicial proceedings are pending or threatened against the Company or any of its Subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or threatened against the Company or any of its Subsidiaries alleging the material violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public Person has been received by the Company or any of its Subsidiaries claiming any material violation of any Environmental Laws in connection with any real property or facility owned by the Company or any of its Subsidiaries, or requiring any material remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by the Company or any of its Subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

             (iii) all material Permits required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws in connection with the Company's or any of its Subsidiaries' operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.01(r)(iv) hereof), have been duly obtained or filed, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Permits;

             (iv) all Hazardous Substances used or generated by the Company or any of its Subsidiaries on, in, or under any of the Company's or any of its Subsidiaries owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such Persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means
(a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) PCBs, or PCB-containing materials, or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under any Environmental Law; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation. "Environmental Costs or Liabilities" means any material losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the reasonable costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (A) any violation of any Environmental Laws, (B) order of, or contract of the Company or any of its Subsidiaries with, any Governmental Entity or any private or public Persons arising out of or resulting from the treatment, storage, disposal or release by the Company or any of its Subsidiaries of any Hazardous Substances in material violation of any Environmental Law or (C) a claim by any private or public Person arising out of any material exposure of any Person or property to Hazardous
Substances in material violation of any Environmental Law;

             (v) there are not now, nor have there been in the past, on, in or under any property or facilities when owned by the Company or any of its Subsidiaries or when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition or location that materially violates any Environmental Law or that has required or would require any material remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected Person or to any material Environmental Costs or Liabilities and that have not been cured, complied with, remediated, or resolved to the satisfaction of such affected Person or paid or resolved in all material respects; and

             (vi) neither the Company nor any of its Subsidiaries has received any written notification from any source advising the Company or any of its Subsidiaries that: (a) it is a potentially responsible party under CERCLA or any other Environmental Laws; (b) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; or (c) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

         (s) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference into the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (t) Board Recommendation. As of the date hereof, each of the Board of Directors of the Company and the Independent Committee, at a meeting duly called and held, have each unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of the Class A Common Stock and have approved the same, (ii) resolved to recommend that the Company's stockholders approve this Agreement and the transactions contemplated herein and (iii) approved and recommended for adoption to the Company's stockholders the Amendments.

         (u) Property.

             (i) Section 3.01(u) of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its Subsidiaries that are material to the conduct of business of the Company and its Subsidiaries, taken as a whole. Each of the Company and its

Subsidiaries owns fee title to each parcel of real property owned by it free and clear of all Liens, except for Permitted Liens (as defined in this Section 3.01(u)).

             (ii) With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property) that are material to the conduct of the broadcast operations of the Company and its Subsidiaries, the Company and its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on the Company and subject to the Permitted Liens. All of the assets of the Company and its Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable would not individually or in the aggregate have a Material Adverse Effect on the Company.

             (iii) Section 3.01(u) of the Company Disclosure Schedule sets forth each lease, sublease, license, sublicense or other agreement (collectively, the "Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or personal property material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole. Except to the extent that (x) it would not have a Material Adverse Effect on the Company, or
(y) the term of such Property Lease has expired or been terminated and the Company or its Subsidiaries continues to use or occupy any of the subject property on a period to period basis (i.e., "month to month"), each Property Lease is valid, binding and in full force and effect, all rent and other sums and charges which are due and payable by the Company and its Subsidiaries as tenants thereunder are current except as set forth in Section 3.01(u) of the Company Disclosure Schedule, and neither the Company nor any of its Subsidiaries has received actual notice that any party thereto is in default in any material respect under any lease, sublease, license, sublicense or use or occupancy agreement listed in Section 3.01(u) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries has a valid leasehold interest (including subleasehold and subleasehold estates) and/or right of use under a license or sublicense agreement or other possessory rights in each location used or occupied for broadcast purposes (whether office, studio, tower, transmitter building and/or antenna) leased, subleased, subsubleased, licensed, sublicensed or used by it free and clear of all Liens, except for Permitted Liens.

             (iv) As used in this Agreement, "Permitted Liens" shall mean: (i) statutory liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money liens arising in the ordinary course, (iii) liens for Taxes and special assessments (e.g., for municipal improvements) not yet due and payable and/or delinquent, (iv) liens reflected or reserved against in the unaudited balance sheet of the Company dated as of June 30, 1997 (which have not been discharged), (v) liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the radio broadcast business of the Company, (vi) liens on leases, subleases, sub-subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefitting or created by any superior estate, right or interest which is prior in right or prior in lien to that of the subject lease, sublease, sub-sublease, easement, license, right of use, right to access or right of way, (vii) any liens set forth in the title policies, endorsements, title commitments, title certificates and title reports relating to the Company's interests in real property, copies of which have been provided to or made available for review by Parent and Subsidiary, (viii) any leases, subleases, occupancy agreements or licenses of the Company's real property,
(ix) the lien of any and all security agreements, documents, mortgages and deeds of trust held by, or for the benefit of, (A) The Bank of New York, individually and as agent, and its co-lenders, principals and/or participants and their respective successors and assigns pursuant to the Third Amended and Restated Credit Agreement dated as of June 23, 1997 among, inter alia, the Company and The Bank of New York, as amended from time to time (the "Credit Agreement") and (B) Ken Brown (or any Affiliate of his) affecting the WMXB tower site in the Richmond, Virginia market as more fully described in Section 3.01(u) of the Company Disclosure Schedule, (x) any state of facts that an accurate survey or personal inspection of the Company's real property (whether owned, leased or licensed) would show, provided same does not material adversely affect the use thereof for their present broadcasting purposes, (xi) encroachments of stoops, areas, cellar steps or doors, trim, copings, retaining walls, bay windows, balconies, sidewalk elevators, fences, fire escapes, cornices, foundations, footings and similar projections, if any, on, over or under any of the Company's real property (whether owned, leased or licensed) or the streets or sidewalks abutting any of such real property, and the rights of governmental authorities to require the removal of any such projections and variations between record lines of such real property and retaining walls and the like, if any, (xii) any easements or rights of use, if any, created in favor of any public utility or municipal department or agency for electricity, steam, gas, telephone, cable television, water, sewer or other services in any street or avenue abutting the Company's real property (whether owned, leased or licensed), and the right, if any, to use and maintain wires, cables, terminal boxes, lines, service connections, poles, mains and facilities servicing any of such real property or in, on, over or across any of such real property, (xiii) covenants, easements, restrictions, agreements, consents and other instruments, now of record, provided same do not materially adversely interfere with the use of the Company's real property (whether owned, leased or licensed) for their present broadcast purposes, (xiv) variations, if any, between tax lot lines and property lines, (xv) deviations, if any, of fences or shrubs from property lines, (xvi) any other declaration or instrument affecting any of the Company's real property (whether owned, leased or licensed) necessary or appropriate to comply with any law, ordinance, regulation, zoning resolution or requirement of applicable governmental authorities or any other public authority, applicable to the maintenance, demolition, construction, alteration, repair or restoration of the improvements at the Company's real property (whether owned, leased or licensed), which does not materially adversely affect the use of thereof for their present broadcast purposes, (xvii) the provisions of the applicable zoning resolution and other regulations, resolutions and ordinances and any amendments thereto now or hereafter adopted, (xviii) Liens described in the Company SEC Documents, and (xix) any other Liens set forth in Section 3.01(u) of the Company Disclosure Schedule. For the purposes hereof "Company's real property" and "Company's interests in real property" shall include the real property and interests therein owned or held respectively by the Company and/or its Subsidiaries.

             (v) Related Party Transactions. Except as set forth on Section 3.01(v) of the Company Disclosure Schedule, as contemplated herein or as disclosed in the Company Filed SEC Documents, no director, officer, Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries is currently a party to any transaction which would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act.

         SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

         (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted or currently proposed to be conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on Parent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Parent has delivered to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date hereof.

         (b) Authority; Non-Contravention. Parent and Sub have all requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by the Transaction Documents have been unanimously approved by the Board of Directors of Parent and Sub and duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize the Transaction Documents or to consummate such transactions. No vote of Parent stockholders is required to approve the Transaction Documents or the transactions contemplated hereby. Each of the Transaction Documents has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery of the Transaction Documents by the Company and the other parties thereto, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

         The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated by the Transaction Documents and compliance with the provisions of the Transaction Documents by Parent or Sub, as the case may be, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other Subsidiaries under, (i) the articles or certificate of incorporation or by-laws of Parent and Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or such other Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent, (y) impair the ability of Parent and Sub to perform their respective obligations under the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of the Transaction Documents or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by the Transaction Documents, except for (1) the filing of a pre-Merger notification and report form by Parent under the HSR Act; (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (3) such filings with and approvals of the FCC as may be required under the Communications Act, including filings and approvals in connection with the transfer of control of the FCC Licenses; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect on Parent, impair the ability of Parent to perform its obligations in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement.

         (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (d) Financing. Parent has available, or at the Closing will have available, sufficient funds (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by the Transaction Documents on their respective terms and conditions. Parent's and Sub's obligations hereunder are not subject to any conditions regarding their ability to obtain financing for the consummation of the transactions contemplated by the Transaction Documents. Parent and Sub are each able to lawfully certify in the FCC Applications (as defined in Section 5.02) that it is financially qualified to consummate the transactions contemplated hereby.

         (e) Litigation. There is no suit, action, proceeding or indemnification claim (including any proceeding by or before the FCC but excluding proceedings of general applicability to the radio industry) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent or Sub to perform its obligations under the Transaction Documents in any material respect or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause
(i) or (ii) above, except for any suit, action or proceeding asserted after the date hereof by any stockholders of the Company in connection with any of the transactions contemplated by this Agreement.

         (f) Surviving Corporation After the Merger. Assuming the representations and warranties of the Company contained in this Agreement are true and accurate in all material respects immediately prior to the Effective Time, and assuming that immediately prior to the Effective Time neither the Company nor any member of the Delsener/Slater Group has failed to comply with a covenant under this Agreement or any of the Spin Off Documents, as applicable, which failure resulted, or could reasonably be expected to result, in a material change in the Company's assets and liabilities, the Surviving Corporation will not, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated in connection therewith (and any changes in the Surviving Corporation's assets and liabilities as a result thereof) (i) be insolvent or rendered insolvent (either because its financial condition is such that the sum of its debts is greater than the value of its assets at fair valuation or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature); and (ii) receive less than a reasonably equivalent value in exchange for such transfer or obligation and was not engaged in or was not about to be engaged in a business or transaction for which the remaining assets of the Company constituted an unreasonably small capital and did not intend to incur, or believe or reasonably should have believed that the Company would incur, debts beyond its ability to pay same as they become due.

         (g) Net Worth of Surviving Corporation. Assuming that immediately prior to the Effective Time neither the Company nor any member of the Delsener/Slater Group has failed to comply with a covenant under this Agreement or any Spin Off Documents, as applicable, which failure resulted, or could reasonably be expected to result in a material change in the Company's assets and liabilities, the Surviving Corporation will have a Consolidated Net Worth immediately following the Merger and a Debt to Cash Flow Ratio at the time of the Merger sufficient to comply with both Section 5.01 of the Indenture Relating to the 2006 Notes (the "Indenture") and Section 8(c) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof Relating to the Series E Preferred Stock (the "Series E Certificate"). Any terms used in this paragraph but not otherwise defined in this Agreement shall have the meanings given them in either the Indenture or the Series E Certificate, as applicable.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.01. Conduct of Business.

         (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement and the transactions contemplated hereby, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations (including the Communications Act). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement and the transactions contemplated hereby, the Company shall not, and shall not permit any of its Subsidiaries to, without the consent of Parent:

             (i) (A) except as set forth in Section 4.01(a)(i) of the Company Disclosure Schedule or as provided in Sections 4.01(a)(xviii) and 5.07, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and regular cash dividends on shares of Preferred Stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except with respect to the mandatory redemption provisions of the Series B Preferred Stock and the Series C Preferred Stock, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (ii) except as set forth in Section 4.01(a)(ii) of the Company Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (A) the issuance of Class A Common Stock pursuant to the Asset Purchase and Sales Agreement dated June 1997, among Sunshine Concerts, L.L.C., the Company, Sunshine Promotions, Inc. and the stockholders of Sunshine Promotions, Inc. (the "Sunshine Agreement"), (B) the issuance of Class A Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (C) the issuance of Class A Common Stock upon conversion of the Class B Common Stock, the Series C Preferred Stock or the Series D Preferred Stock, in each case in accordance with their present terms, (D) the issuance of Class A Common Stock upon the exercise of warrants or options of the Company outstanding on the date of this Agreement or upon the exercise of the Unit Purchase Option Warrants, in each case in accordance with their present terms, (E) the issuance of Class A Common Stock and Unit Purchase Option Warrants upon exercise of the Unit Purchase Options and (F) the issuance of Class A Common Stock and options to purchase Class A Common Stock not to exceed 150,000 shares of Common Stock on a fully-diluted basis;

             (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

             (iv) except and to the extent as set forth in Section 4.01(a)(iv) and (v) of the Company Disclosure Schedule, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (A) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, (B) any assets that individually or in the aggregate are material to the Company and its Subsidiaries taken as a whole or
(C) any broadcast radio stations;

             (v) except and to the extent as set forth in Section 4.01(a)(iv) and (v) of the Company Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (A) any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to the Company and its Subsidiaries taken as a whole or (B) any broadcast radio stations;

             (vi) except as set forth in Section 4.01(a)(vi) of the Company Disclosure Schedule, except to finance capital expenditures permitted by clause
(vii) below or as contemplated by Section 5.07 and except for borrowings for working capital purposes not in excess of $25,000,000 at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany Indebtedness between the Company and any of its Subsidiaries or between such Subsidiaries, (A) incur or guarantee any Indebtedness, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

             (vii) except as set forth under the caption "Committed Projects" in Section 4.01(a)(vii) of the Company Disclosure Schedule or as permitted by
Section 5.07, make or agree to make any new capital expenditures which in the aggregate are in excess of $500,000; provided, however, that with the consent of Parent, the Company may make additional capital expenditures (which consent shall not be unreasonably withheld with respect to those capital expenditures set forth under the caption "Proposed Projects" in Section 4.01(a)(vii) of the Company Disclosure Schedule);

             (viii) make any tax election that could reasonably be expected to have a Material Adverse Effect on the Company or settle or compromise any material income tax liability;

             (ix) except as set forth in Section 4.01(a)(ix) of the Company Disclosure Schedule or as required by law, and except in the ordinary course of business or as would not reasonably be expected to have a Material Adverse Effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

             (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

             (xi) fail to act in the ordinary course of business consistent with past practices of the Company exercising commercially reasonable care to
(A) preserve substantially intact the Company's and each of its Subsidiaries' present business organization, (B) keep available the services of any employee with an employment contract with the Company or any of its Subsidiaries, and
(C) preserve its present relationships with customers, suppliers and others having business dealings with them;

             (xii) fail to use commercially reasonable efforts to maintain the material assets of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear and damage, provided that nothing contained herein shall be deemed to require the Company or its Subsidiaries to undertake or complete any capital improvements or replacements;

             (xiii) merge or consolidate with or into any other legal entity or dissolve or liquidate any of its material Subsidiaries;

             (xiv) except as set forth in Section 4.01(a)(xiv) of the Company Disclosure Schedule and as required by the terms and provisions of written contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement or except in connection with the extension of any collective bargaining agreements, (A) adopt or amend any Benefit Plan other than in the ordinary course of business consistent with past practice or as required by law, or (B) materially increase in any manner the aggregate compensation or fringe benefits (including, without limitation, commissions) of any officer, director, or employee or other station and broadcast personnel of the Company or any of its Subsidiaries (whether employees or independent contractors) other than as required by law;

             (xv) except as set forth in Section 4.01(a)(xv) of the Company Disclosure Schedule, pay, discharge, or satisfy any material (on a consolidated basis for the Company and its Subsidiaries taken as a whole) claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for the Company and its Subsidiaries taken as a whole) accounts payable, liabilities, or obligations when due and payable;

             (xvi) except as set forth in Section 4.01(a)(xvi) of the Company Disclosure Schedule, enter into any agreement with any Person other than Parent or any of the Company's

Subsidiaries with respect to any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement;

             (xvii) engage in any transactions with any of its Affiliates (other than among the Company and its Subsidiaries and among such Subsidiaries) other than (A) transactions disclosed in Section 4.01(a)(xvii) of the Company Disclosure Schedule, or (B) transactions that do not provide for any ongoing obligations on the part of the Company after the Closing, would not reasonably be expected to have a Material Adverse Effect on the Company, would not impair the ability of the Company to perform its obligations under the Transaction Documents in any material respect and would not delay in any material respect or prevent the consummation of the transactions contemplated by the Transaction Documents;

             (xviii) fail to declare and pay in cash on each normal record date and payment date all accrued and unpaid dividends on each series of outstanding Preferred Stock;

             (xix) take or fail to take any action that would result in the Series C Preferred Stock becoming convertible into Class A Common Stock; or

             (xx) authorize, or commit or agree to take, any of the foregoing actions.

Notwithstanding anything herein to the contrary, the Company may engage in any of the transactions contemplated in Section 5.07.

         (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement, Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted except where the failure to so act would not adversely affect Parent's ability to perform its obligations hereunder.

         (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied. In addition, the Company further covenants that from and after the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, except as otherwise set forth in Section 4.01(c) of the Company Disclosure Schedule, take any action that could reasonably be expected to impair or delay in any material respect obtaining the FCC Consent (as defined in Section 6.01(b)) or complying with or satisfying the terms thereof or result in imposition of materially adverse conditions on the FCC Consent. On and prior to the Effective Time, Parent and Sub shall remain qualified under the Communications Act and otherwise to consummate the transactions contemplated herein.

         (d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by the advising party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by the advising party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the advising party under this Agreement or (iii) any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect on such party or on the truth of its respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         (e) Notification of Certain Matters. If Parent (or its Affiliates) or the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Parent's, Sub's or the Company's ability to consummate the transactions contemplated hereby, or should Parent (or its Affiliates) or the Company become aware of the fact (including any change in law or regulations (or any interpretation thereof by the FCC)) relating to the qualifications of Parent (and its controlling Persons) that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the FCC Licenses, Parent or the Company, as the case may be, shall promptly notify the other party thereof and the Company shall use all reasonable efforts to take such steps as may be necessary, to remove any impediment of the Company to consummate the transactions contemplated by this Agreement. In addition, Parent or the Company, as the case may be, shall give to the other party prompt written notice of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Parent and Sub or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (ii) the failure of Parent and Sub or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         SECTION 4.02. No Solicitation.

         (a) From and after the date hereof until the termination of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (collectively, "Representatives") will, and the Company will cause the employees of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined in Section 8.03(l)), (ii) enter into any agreement with respect to any Takeover Proposal or give any approval of the type referred to in Section 3.01(l) with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if at any time prior to the receipt of the Stockholder Approval, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company (and its Representatives) may, in response to an unsolicited Takeover Proposal of the sort referred to in clause (x) of Section 8.03(k) that involves consideration to the Company's stockholders with a value that the Company's Board of Directors reasonably believes, after receiving advice from the Company's financial advisor, is superior to the consideration provided for in the Merger, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement (having terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 5.01)) to any Person making such proposal and
(y) participate in negotiations regarding such proposal. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Representatives with respect to any Takeover Proposal existing on the date hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company.

         (b) Neither the Board of Directors of the Company nor any committee thereof (including without limitation the Independent Committee) shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval (including, without limitation, either the Board of Directors' or the Independent Committee's resolution providing for such approval) or recommendation by such Board of Directors or such committee of this Agreement, the Merger or the Amendments or (y) approve or recommend, or propose to approve or recommend, any Takeover Proposal, except in the case of clause (x) or (y), in connection with a Superior Proposal (as defined in Section 8.03(k)) and then only at or after the termination of this Agreement pursuant to Section 7.01(c).

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the identity of the Person making any such request, Takeover Proposal or inquiry and all the terms and conditions thereof. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

         (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation with respect to the Merger (including, without limitation, either the Board of Directors' or the Independent Committee's resolution providing for such approval) or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         SECTION 4.03. Stockholders Meeting. (a) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 4.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. The Company will, through its Board of Directors and the Independent Committee, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the Amendments and such recommendation and approval shall be set forth in the Proxy Statement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement, the Merger or the Amendments and terminated this Agreement in accordance with Section 7.01(c).

         (b) The Company shall prepare and file a preliminary Proxy Statement with the SEC within six weeks following the date of this Agreement and shall use its commercially reasonable efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff and in any event at least twenty (20) business days prior to the Stockholders Meeting. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondences between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to the filing of the Proxy Statement or any amendment thereto with the SEC, the Company shall provide the Parent and its legal counsel with a reasonable opportunity to review and comment on such document. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with and provide such information as is reasonably requested by the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

         SECTION 4.04. Assistance. If Parent requests, the Company will cooperate, and the Company will cause each of its Subsidiaries and will request its accountants, at the sole cost and expense of Parent, to cooperate in all reasonable respects in connection with any financing efforts of Parent or its Affiliates (including providing reasonable assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Parent or its Affiliates with the SEC, all at the sole expense of Parent and during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the Company's or any of its Subsidiaries' businesses. Subject to the foregoing, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish to its independent accountants (or, if requested by Parent to Parent's independent public accountants), such customary management representation letters as its accountants may reasonably require of the Company as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Parent or its Affiliates and (ii) furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or any of its Subsidiaries or their representatives or agents as Parent shall reasonably determine is required in connection with such financing.

         SECTION 4.05. Releases. The Company shall (i) use its commercially reasonable efforts to receive, prior to the Effective Time, an Option Release Agreement in substantially the form attached hereto as Annex B (a "Release Agreement") from each Person (other than the Persons named in Section 4.05 of the Company Disclosure Schedule (the "Executive Group")) who is the holder of any Options or SARs, (ii) obtain from each member of the Executive Group a Release Agreement and (iii) use its commercially reasonable efforts to receive prior to the Effective Time an agreement substantially similar to the Release Agreement from each Person who is the holder of Unit Purchase Options.

         SECTION 4.06. Termination of Certain Affiliate Transactions. The Company will amend each of the agreements set forth on Section 4.06 of the Company Disclosure Schedule so that immediately prior to the Effective Time it will have no obligations thereunder except as set forth in Section 4.06 of the Company Disclosure Schedule.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.01. Access to Information; Confidentiality. Subject to the Confidentiality Agreement (as defined below), each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors, lenders and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, prepare or cause to be prepared, or furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated as of August 1, 1997, between Capstar Broadcasting Partners, Inc. and the Company (the "Confidentiality Agreement").

         SECTION 5.02. Reasonable Efforts.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary consents, approvals or waivers from third parties ("Third Party Consents"), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents (such as in connection with the transfer of control of the FCC Licenses), including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents. Except for making the filings contemplated in Section 5.02(b), notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent or Sub to use reasonable efforts to obtain approval of the FCC Applications or clearance under the HSR Act and the grant of any waivers in connection therewith. However, notwithstanding the preceding sentence, Parent shall obtain approval of the FCC Applications and clearance under the HSR Act and the grant of any waivers in connection therewith prior to the Termination Date unless the failure to obtain such clearance, consents and waivers is primarily the result of Acts or Changes. For purposes of this Agreement "Acts or Changes" shall mean (i) acts or omissions on the part of the Company or any of its Subsidiaries in conducting their respective operations and activities other than relating to the number of licenses or amount of revenues in a particular market, (ii) a breach by the Company of its obligations under this Agreement or (iii) a statutory change or enactment made by Congress which (A) decreases the number of radio licenses which an entity may own nationally or locally or (B) adversely relates to the concentration of radio licenses which an entity may own in a market, and as a result of the change or enactment referred to in either clause (A) or (B) above, Parent's performance of its obligations under this Agreement would result in a Material Adverse Effect on Parent and its Attributable Entities, taken as a whole. For purposes of the preceding sentence, "Attributable Entities" shall mean Parent and any entities whose radio licenses would be attributable to Parent under applicable FCC rules or regulations or under the HSR Act.

         (b) In connection with and without limiting the foregoing, Parent and the Company shall file the applications (the "FCC Applications") with the FCC for the transfer of control of the FCC Licenses within 21 business days after the date hereof but in no event prior to September 8, 1997. Additionally, as soon as practicable after the date of this Agreement, but in no event more than twenty-one (21) business days after the date of this Agreement, Parent and the

Company will file or will cause to be filed all notifications and documents in connection with this Agreement required to be filed pursuant to the HSR Act, and the rules and regulations promulgated under the HSR Act. Parent and the Company will make or cause to be made all such other filings and submissions under the HSR Act and regulations required to consummate the transactions contemplated by this Agreement. Both Parent and the Company will request early termination of the waiting period imposed by the HSR Act. Subject to the Confidentiality Agreement, Parent and the Company will coordinate and cooperate with one another in exchanging information and reasonable assistance as the other may request in connection with notifications or other filings made under the HSR Act. Parent and the Company shall keep the other party apprised of the status of any inquiries made by the U.S. Department of Justice, Antitrust Division, or the Federal Trade Commission (collectively, the "Federal Antitrust Agencies"), with respect to the transactions contemplated by this Agreement. Both Parent and the Company shall use their best efforts to cause a termination of the waiting period imposed by the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of or the transactions contemplated by this Agreement; provided that, Parent shall consent to the divestiture of such properties as may be necessary to receive approval by the Federal Antitrust Agencies without entry of such an injunction; provided, however, that Parent and Sub (and their Affiliates) shall not be required by this provision to divest any interest they may hold in any television station. Parent shall pay all expenses and assume all obligations with respect to such divestitures. As may be reasonably requested by Parent, and subject to the receipt of confidentiality agreements reasonably acceptable to the Company, the Company shall provide reasonable access to its business, assets and operations, on a basis consistent with that described in Section 5.01, as may be necessary to cooperate with Parent in connection with its efforts to effectuate such divestitures and the Company shall otherwise reasonably cooperate with Parent by making any required governmental filing.

         (c) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement.

         SECTION 5.03. Benefit Plans. Parent shall take such action as may be necessary so that on and after the Effective Time and for one year thereafter, directors (who are employees of the Company or any of its Subsidiaries), officers and employees of the Company and its Subsidiaries shall be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical (which eligibility shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of such benefits, plans or programs of the Company or its Subsidiaries), profit sharing (including 401(k), severance, salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated directors, officers and employees of Capstar Broadcasting Corporation and its Subsidiaries. For purposes of eligibility to participate and vesting in all benefits provided to directors, officers and employees, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. Upon termination of any health plan of the Company or any of its Subsidiaries, individuals who were directors, officers or employees of the Company or its Subsidiaries at the Effective Time shall if employed by the Company and its Subsidiaries become eligible to participate in such health plans established by Parent. Amounts paid before the Effective Time by directors, officers and employees of the Company and its Subsidiaries under any health plans of the Company shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent.

         SECTION 5.04. Indemnification, Exculpation and Insurance.

         (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company or any of its Subsidiaries, unless such modification shall be required by law.

         (b) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties,
(i) such Indemnified Parties may retain
counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Parent and the Surviving Corporation and they shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) Parent and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that Parent and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this
Section 5.04 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director or employee of Parent under Delaware law, assuming for such purposes that Parent's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

         (c) Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all Persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium therefor paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its Subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered Persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $450,000.

         SECTION 5.05. Fees and Expenses; Deposit.

         (a) Except as provided below in this Section 5.05 and Section 7.02, and except for FCC filing fees in connection with the filing of the FCC Applications and filing fees under the HSR Act in connection with the transactions contemplated by this Agreement, 50% of which shall be paid by Parent and 50% of which shall be paid by the Company, all fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) The Company shall pay, or shall cause to be paid, in same day funds to Parent, or its designee, the following specified termination fee (the "Termination Fee") upon demand if this Agreement is terminated as follows: (i) if this Agreement is terminated pursuant to Section 7.01(b)(i), then a Termination Fee of $25,000,000 shall be payable upon demand; (ii) if this Agreement is terminated pursuant to Section 7.01(b)(v), then a Termination Fee of $10,000,000 shall be payable upon demand; or (iii) if this Agreement is terminated pursuant to either Section 7.01(c) or 7.01(d) (including a conditional termination pursuant to the proviso contained in Section 7.01(d)), then a Termination Fee of $50,000,000 shall be payable contemporaneously with such termination.

         (c) In the event that this Agreement is terminated pursuant to either
Section 7.01(b)(i) or 7.01(b)(v) and within one year of such termination definitive documentation with respect to a Takeover Proposal has been entered into or 50% or more of the outstanding Common Stock has been acquired pursuant to a tender offer made as a Takeover Proposal, then the Company shall pay, or shall cause to be paid, contemporaneously with such consummation, in same day funds to Parent, or its designee, an additional amount of Termination Fee in an amount equal to $25,000,000 in the case of termination under 7.01(b)(i) and $40,000,000 in the case of a termination under Section 7.01(b)(v).

         (d) In the event that this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(b)(v), 7.01(c) or 7.01(d), the Company shall pay upon demand, or shall cause to be paid, in same day funds to Parent, or its designee, such amount as may be required to reimburse Parent and its Affiliates (the "Reimbursement Amount") for all reasonable out-of-pocket fees, costs and expenses incurred by any of them in connection with their due diligence efforts or the transactions contemplated hereby, including, without limitation, (A) fees, costs and expenses of accountants, counsel, financial advisors and other similar advisors, (B) fees paid to any Governmental Entity and (C) fees, costs and expenses paid or payable to third parties under any financing commitments or similar arrangements or in connection with financing transactions or efforts, including, without limitation, any purchaser or underwriter's discounts relating to the sale of the debt or equity financing or (except for the principal amount payable in connection therewith, but including all accrued interest payable in connection therewith) the making of any repurchase offer in respect of such financing (collectively, "Expenses"); provided however, the Reimbursement Amount shall not exceed (x) $2,500,000 in the case of a termination under either Section 7.01(b)(i), 7.01(c) or 7.01(d) and (y) $10,000,000 in the case of a termination under Section 7.01(b)(v).

         (e) The Termination Fee and Reimbursement Amount shall be paid by the Company without reservation of rights or protests and the Company upon making such payment shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

         (f) Concurrently with the execution of this Agreement, in order to secure Parent's and Sub's performance under this Agreement and as security for damages that may be payable by Parent or Sub to the Company hereunder, Parent shall place into escrow pursuant to the Deposit Escrow Agreement in the form attached as Annex C hereto (the "Escrow Agreement") an irrevocable letter of credit (the "Letter of Credit") in the sum of $100,000,000 substantially in the form attached as Annex D hereto. The Letter of Credit will provide that the Company can draw the amount thereof after its release to the Company from the Escrow Agreement.

         (g) If this Agreement is terminated pursuant to (i) Section 7.01(b)(ii) and as of such date the conditions set forth in Sections 6.01(b) and 6.01(c) have not been fulfilled other than a nonfulfillment primarily due to Acts or Changes; (ii) Section 7.01(b)(iii) and such order, injunction, decree, ruling or other action is not primarily due to Acts or Changes, or (iii) Section 7.01(b)(iv) by the Company, then Parent and Company shall promptly instruct the escrow agent under the Escrow Agreement to release the Letter of Credit to the Company as liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement as described in this Section 5.05(g). Except as contemplated by Section 5.05(i), the Company agrees that, to the fullest extent permitted by law, the Company's right to payment of such liquidated damages as provided in this Section 5.05(g) shall be its sole and exclusive remedy if the Closing does not occur because of a termination of this Agreement as described in this Section 5.05(g) or with respect to any damages whatsoever that the Company may suffer or allege to suffer as a result of any Claim or cause of action asserted by the Company relating to or arising from breaches of the representations, warranties or covenants of Parent or Sub contained in this Agreement and to be made or performed at or prior to the Closing. If this Agreement is terminated either by Parent or the Company pursuant to any provision of Section 7.01 other than a termination described in clauses (i), (ii) or (iii) of this Section 5.05(g), then, Parent and the Company shall instruct the escrow agent under the Escrow Agreement to release the Letter of Credit to Parent.

         (h) As a condition to the release of the Letter of Credit to the Company under Section 5.05(g), the Company shall deliver to the Parent an agreement which irrevocably and unconditionally releases, acquits, and forever discharges Parent and Sub and their respective successors, assigns, officers, directors, employees, agents, stockholders, Subsidiaries, Parent companies and other Affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by the Company or any of its Subsidiaries, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative relating to the transactions contemplated by the Transaction Documents, provided, however, that Released Claims shall not include claims for unpaid expenses and interest described in Section 5.05(i) relating to the release of the Escrowed Property (as defined in the Escrow Agreement) or for any escrow expenses unpaid by Parent and withheld by the escrow agent from the Escrowed Property pursuant to the Escrow Agreement

         (i) In the event that this Agreement is terminated and Parent and the Company do not promptly agree on who is entitled to the Letter of Credit then, upon a Final Determination (as defined in the Escrow Agreement) the non-prevailing party shall pay to the prevailing party (x) the amount of the reasonable fees and expenses actually incurred by the prevailing party in connection with obtaining the Final Determination and (y) interest on the face amount of the Letter of Credit at the annual rate of 10% commencing as of the date of the termination or purported termination of this Agreement and ending as of the date that the Escrowed Property has been released from escrow to the prevailing party.

         SECTION 5.06. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholder Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 5.07. Delsener/Slater Spin Off. Prior to the Closing, the Company shall (a) contribute all of the capital stock of SFX Concerts, Inc., formerly known as Delsener/Slater Enterprises, Inc. ("Delsener/Slater"), that the Company directly or indirectly owns to a newly formed Subsidiary of the Company to be formed in Delaware ("Delsener/Slater Holdings"), and (b) distribute pro rata to the holders of Common Stock (the "Spin Off"), in a taxable transaction, all of the capital stock owned by the Company in Delsener/Slater Holdings, with the holders of the Class A Common Stock and Class B Common Stock receiving in the Spin Off class A common stock and class B common stock, respectively, of Delsener/Slater Holdings having features similar to such Class A Common Stock or Class B Common Stock; provided that, notwithstanding the foregoing, simultaneously with the Spin Off, the Company shall place that number of shares of the class A common stock of Delsener/Slater Holdings in an escrow account with an escrow agent selected by the Company and governed by an escrow agreement reasonably acceptable to the Company and Parent for delivery to the holders of the IPO Warrants, Huff Warrants and SCMC Warrants upon exercise of such Warrants that equals the aggregate number of shares of common stock of Delsener/Slater Holdings that the holders of such Warrants would have been entitled to receive as a result of their ownership of the Class A Common Stock that they would have received if they had exercised all of their IPO Warrants, Huff Warrants and SCMC Warrants immediately prior to the Spin Off. As soon as practicable following the execution of this Agreement, Parent and the Company shall in good faith mutually agree on the definitive documentation necessary to effectuate the Spin Off and document the contractual relationship between Delsener/Slater and the Company (the "Spin Off Documentation"). The parties hereto agree that the Spin Off Documentation shall be consistent with the following principles:

         (a) Delsener/Slater Holdings shall indemnify, defend and hold the Company and its Subsidiaries (other than Delsener/Slater Holdings and its Subsidiaries, collectively the "Delsener/Slater Group") harmless from and against any liabilities (other than income tax liabilities) to which the Company or any of its Subsidiaries (other than the Delsener/Slater Group) may be or become subject that relate to the assets, business, operations, debts or liabilities of the Delsener/Slater Group including without limitation, liabilities to be assumed by any member of the Delsener/Slater Group as contemplated herein, whether arising prior to, concurrent with or after the Spin Off or as a result of the failure to obtain all necessary third party consents to the Spin Off.

         (b) The Company shall indemnify, defend and hold the Delsener/Slater Group harmless from and against any liabilities (other than income tax liabilities) to which the Delsener/Slater Group may be or become subject that relate to the assets, business, operations, debts or liabilities of the Company or its Subsidiaries (other than the Delsener/Slater Group) whether arising prior to, concurrent with or after the Spin Off.

         (c) The Spin Off Documentation shall include an agreement that addresses issues of the allocation of Tax liabilities and deconsolidation of the Company and the Delsener/Slater Group which shall be consistent with the following principles:

             (i) Any tax sharing agreement between any of the Delsener/Slater Group and any of the Company and its Subsidiaries shall be terminated as of the effective date of the Spin Off (the "Spin Off Date") and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

             (ii) The Company shall include the income of the Delsener/Slater Group (including any deferred income triggered into income by Reg. ss.1.1502-13 and Reg. ss.1.1502-14 and any excess loss accounts taken into income under Reg. ss.1.1502-19) on the Company's consolidated federal income tax returns and consolidated or combined state and local income taxes that are properly includible thereon for all periods through the Spin Off Date and pay any income taxes attributable to such income. Delsener/Slater Holdings shall reimburse the Company for the federal, state and local income taxes payable by the Company Tax Group attributable to such income, as determined on a separate company basis, to the extent not included in the computation of the Working Capital, provided that Delsener/Slater Holdings shall have no reimbursement obligation if the Company has no income tax liability on a consolidated basis as a result of a net operating loss. The Delsener/Slater Group will furnish tax information to the Company for inclusion in the Company's federal consolidated income tax return for the period which includes the Spin Off Date in accordance with Delsener/Slater's past custom and practice. The income of the Delsener/Slater Group will be apportioned to the period up to and including the Spin Off Date and the period after the Spin Off Date by Closing the books of the Delsener/Slater Group as of the end of the Spin Off Date.

             (iii) The Company shall control any audit or contest relating to Taxes attributable to the Company Tax Group. The Company shall allow Delsener/Slater Holdings and its counsel to participate, at its own expense, in any audits of the Company's consolidated federal income tax returns to the extent that such returns relate to the Delsener/Slater Group. The Company will not settle any such audit in a manner which would adversely affect the Delsener/Slater Group after the Spin Off Date without the prior written consent of Delsener/Slater Holdings, which consent shall not unreasonably be withheld.

             (iv) The Company shall immediately pay to Delsener/Slater Holdings any tax refund (or reduction in tax liability) resulting from a carry back of a post-acquisition tax attribute of any of the Delsener/Slater Group into the Company's consolidated tax return, when such refund or reduction is realized by the Company Tax Group. The Company will cooperate with the Delsener/Slater Group in obtaining such refunds (or reduction in tax liability), including through the filing of amended tax returns or refund claims. Delsener/Slater Holdings will indemnify the Company for any Taxes resulting from the disallowance of such post-acquisition tax attribute on audit or otherwise.

             (v) The Company shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Delsener/Slater Group.

             (vi) Delsener/Slater Holdings shall indemnify the Company Tax Group for any Taxes arising from any gain, realized by the Company arising out of, based upon or attributable to the Spin Off to the extent that such taxable income exceeds the net operating losses of the Company that are available to the Company in the taxable year of the Spin Off (without regard to subsequent taxable years) to shelter such taxable income for purposes of computing the federal income tax liability of the Company Tax Group. The Company agrees to consult in good faith with Delsener/Slater Holdings regarding the amount of gain, if any, recognized by the Company as a result of the Spin Off.

         (d) The Spin Off Documentation shall provide for the registration under applicable federal and state securities laws of the distribution of securities of Delsener/Slater Holdings in the Spin Off and the exercise of the Warrants if such registration is either required under applicable law or would otherwise be required to cause such securities to be freely transferable by Persons not Affiliates of Delsener/Slater Holdings, and customary representations and warranties regarding information contained in the Registration Statement and other filings made with the SEC in connection with the Spin Off.

         (e) The Spin Off Documentation shall provide that the Company shall obtain all necessary third party consents to the Spin Off except where the failure to obtain such consents, in the aggregate, would not (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents. The Spin Off Documentation shall provide that the Spin Off shall be done in compliance with the Company's certificate of incorporation and by-laws and in material compliance with all applicable laws and shall be subject to obtaining all applicable consents of Governmental Entities.

         (f) (i) At the time of the Spin Off, Delsener/Slater Holdings shall assume that certain Lease Agreement dated May 1, 1986, as amended, between AR DE Realty Corp., N.V. and Sillerman-Magee Communications Management Corporation, assumed by the Company, and that certain Lease Agreement dated May 27, 1997, between HIRO Real Estate Co. and the Company (the "Leases"), debt and liabilities incurred by Delsener/Slater or Delsener/Slater Holdings or their respective Subsidiaries after the date hereof in connection with acquisitions and capital expenditures approved by their respective Boards of Directors and such other debt and liabilities as Delsener/Slater Holdings deems appropriate. The Company shall cause Delsener/Slater Holdings and its Subsidiaries to be released from all other debt and accrued liabilities.

             (ii) The Delsener/Slater Group shall be entitled to all accounts receivable relating to the Entertainment Business of the Company.

             (iii) The Company shall, or shall cause its Subsidiaries to, as applicable, contribute, transfer or convey to Delsener/Slater Holdings, prior to the Spin Off, the assets described in Section 5.07(f)(iii) of the Company Disclosure Schedule, and Delsener/Slater shall assume all of the Company's and such Subsidiaries obligations under such agreements to the extent set forth on such schedule.

         (g) The Spin Off Documentation shall not include any representations or warranties by the Company relating to the business, operations, assets, debts or liabilities of Delsener/Slater Holdings or its Subsidiaries.

         (h) On the Closing Date, the employees of the Company listed in
Section 5.07(h) of the Company Disclosure Schedule (the "Spin Off Employees") shall be offered full-time employment by Delsener/Slater Holdings or one of its Subsidiaries. If the Spin Off occurs prior to the Closing Date, such employees shall continue to be employed by the Company (at the Company's expense), but shall devote such time as deemed reasonably necessary, consistent with their obligations to the Company, in support of the conduct of the Entertainment Business by the Delsener/Slater Group on a basis consistent with the time and scope of services that such employees devoted and provided to the Entertainment Business prior to the Spin Off. Effective immediately prior to the Effective Time, Delsener/Slater Holdings shall assume all obligations arising under any employment agreement or arrangement (written or oral) between the Company or any of its Subsidiaries and the Spin Off Employees other than the rights, if any, of the Spin Off Employees to receive the options upon termination following a change of control as defined in their respective employment agreements (the "Termination Options") immediately prior to the Effective Time (with such Termination Options being deemed granted as of such time) and all existing rights to indemnification. Such assumption agreement shall provide that the Company and its Subsidiaries, effective as of the Effective Time (or effective as of the Spin Off Date as to any member of the Spin Off Employees that devotes substantially all of his or her business time to the Entertainment Business) shall be indemnified by Delsener/Slater Holdings from all obligations arising under such employment agreements or arrangements (except in respect of the Termination Options and all existing rights to indemnification). The above-described assumption agreement shall also provide that the Company and its Subsidiaries (other than the Delsener/Slater Group) shall release the Executive Group from all Claims by the Company or its Subsidiaries (other than the Delsener/Slater Group) except for Claims arising from or attributable to the transactions contemplated by this Agreement or any other Transaction Document or otherwise asserted prior to the Effective Time. The Delsener/Slater Group shall not solicit the employment of any employees of the Company or its Subsidiaries not currently engaged in the Entertainment Business.

         (i) (i) In the event that the Spin Off occurs prior to the Closing Date then on the Spin Off Date, the management of the Company shall make an allocation of working capital between Delsener/Slater Holdings and the Company, consistent with the proper operation of the Company in its usual, regular and ordinary course, and the Company shall deliver to Delsener/Slater Holdings, in immediately available funds by wire transfer to such bank account as Delsener/Slater Holdings shall specify, any positive amount allocated to Delsener/Slater Holdings.

             (ii) Not less than five business days prior to the Closing Date, the Company shall deliver to Delsener/Slater Holdings a good faith estimate of Working Capital (as defined in Section 5.07(i)(iv)) as of the Closing Date (the "Estimated Working Capital") accompanied by a certificate by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the Estimated Working Capital has been calculated in accordance with this Agreement. If the Estimated Working Capital is a positive number, then at the Closing the Company shall deliver to Delsener/Slater Holdings, in immediately available funds by wire transfer to such bank account as Delsener/Slater Holdings shall specify, an amount of cash equal to the Estimated Working Capital. If the Estimated Working Capital is a negative number, then at the Closing the Company shall cause Delsener/Slater Holdings to deliver, and Delsener/Slater Holdings shall deliver to the Company, in immediately available funds by wire transfer to such bank account as the Company shall specify, an amount of cash equal to the Estimated Working Capital.

             (iii) (A) As soon as practicable after the Closing Date, the Company will prepare a statement of Working Capital as of the Closing Date, which will be audited by Ernst & Young LLP (the "Company's Working Capital Statement") at the expense of the Company. The Company will deliver the Company's Working Capital Statement to Delsener/Slater Holdings as soon as practicable and in any event within ninety days after the Closing Date. If within fifteen days following delivery of the Company's Working Capital Statement to Delsener/Slater Holdings, Delsener/Slater Holdings has not given the Company notice of its objection to the Company's Working Capital Statement (such notice must contain a statement of the basis of such objection), then the Working Capital reflected on the Company's Working Capital Statement shall be deemed final and conclusive and shall be the "Final Working Capital." If Delsener/Slater Holdings gives such notice of objection within the fifteen day period, then the issues in dispute will be submitted to a "big six" accounting firm (other than Ernst & Young LLP) to be selected jointly by Delsener/Slater Holdings and the Parent within the following fifteen days or, if they fail to agree, such accounting firm shall be Arthur Andersen (Chicago office) (it being understood that the Chicago office of Arthur Andersen was chosen because of representations made that neither Parent and its Affiliates or the Company and its Affiliates have a material relationship with such office and if any of such parties prior to the calculation of the Final Working Capital develops a material relationship with such office, the party having such a relationship shall promptly notify the other party of such relationship and the parties will select another office of Arthur Andersen or another "big six" accounting firm with which none of such parties has a material relationship to serve as the accountants) (the "Accountants"), for resolution and the Accountants shall determine the "Final Working Capital" within thirty days after the dispute is submitted to them. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of Final Working Capital, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Delsener/Slater Holdings and the Company will each bear one-half of the fees and expenses of the Accountants for such determination. The Company shall make its employees and books and records available to Delsener/Slater Holdings for purposes of verifying Final Working Capital and shall cause Ernst & Young LLP to make its work papers used in determining Final Working Capital available to Delsener/Slater Holdings.

         (B) On the third business day following the determination of the Final Working Capital (the "Payment Date"), (i) if the Working Capital Adjustment Amount (as defined below) is a positive number, then the Company will pay such amount to Delsener/Slater Holdings in immediately available funds by wire transfer to such bank account as Delsener/Slater Holdings shall specify and
(ii) if the Working Capital Adjustment Amount is a negative number, then Delsener/Slater Holdings will pay such amount to the Company in immediately available funds by wire transfer to a bank account specified by the Company. Notwithstanding the foregoing, if Delsener/Slater Holdings has notified the Company in writing prior to the Payment Date that it wishes to have all or any portion of the Final Working Capital (such amount, the "Consideration Adjustment") treated as an adjustment to the Class A Common Stock Merger Consideration and the Class B Common Stock Merger Consideration, the Class A Common Stock Merger Consideration and the Class B Common Stock Merger Consideration shall be increased by an amount equal to the quotient of the Consideration Adjustment divided by the fully diluted number of shares of Common Stock outstanding immediately prior to the Effective Time, and the Company shall (1) promptly distribute the appropriate amount to the appropriate holders, immediately prior to the Effective Time, of Common Stock and Series D Preferred Stock, (2) promptly distribute upon exercise the appropriate amount to holders of Options, Warrants and Unit Purchase Options unexercised immediately prior to the Effective Time, and (3) promptly distribute the appropriate amount to holders of Options, Warrants, and Unit Purchase Options who exercised such securities on and after the Effective Time and prior to the Payment Date; provided that as a condition precedent to the Company's obligations under this sentence, Delsener/Slater Holdings shall have paid to the Company in immediately available funds by wire transfer to an account specified by the Company the difference, if any, between the Consideration Adjustment and the Working Capital Adjustment Amount so that the aggregate net amount to be paid or received by the Company, as the case may be, pursuant to this sentence is equal to the amount that would have been paid or received, as the case may be, pursuant to the first sentence of this paragraph had the Consideration Adjustment not been made.

             (iv) The term "Working Capital" shall mean, as of the point in time immediately prior to the Effective Time, the sum of all current assets of the Company and its consolidated Subsidiaries minus the sum of all current liabilities of the Company and its consolidated Subsidiaries, each as determined in accordance with GAAP applied on a basis consistent with the balance sheet of the Company as of June 30, 1997 included in the Company SEC Documents (provided that no liabilities or reserves reflected on such balance sheet shall be reduced or eliminated except by reason of a payment or credit occurring in the ordinary course of business and consistent with past practices).

         Notwithstanding the foregoing, Working Capital shall, without duplication either in this computation or as between this computation and the computation of Excess Debt, (i) be increased by the lesser of (A) 50% of all fees and expenses incurred by the Company in connection with acquiring consents from holders of the Series E Preferred Stock and the 2006 Notes in connection with the transactions contemplated by this Agreement and (B) $1,000,000, (ii) be increased by, if a positive number, or decreased by, if a negative number, the product of (A) the Class A Common Stock Merger Consideration and (B) the difference between 15,589,083 less the sum of the fully diluted number of shares of Common Stock outstanding immediately prior to the Effective Time (excluding the Meadows Shares (as defined below)) (calculated in a manner consistent with Section 3.01(c)(i) of the Company Disclosure Schedule, such calculation to include, without limitation, derivative securities that will become issuable upon consummation of the transactions contemplated by this Agreement), (iii) be reduced by the difference between $84,554,649 less the sum of (A) the aggregate exercise price of all Options, Warrants and Unit Purchase Options outstanding immediately prior to the Effective Time plus (B) the aggregate exercise price of all Unit Purchase Option Warrants underlying Unit Purchase Options outstanding immediately prior to the Effective Time plus (C) the aggregate base price of all SARs outstanding immediately prior to the Effective Time, (iv) be reduced by the product of (A) $42 and (B) the aggregate number of shares of Common Stock subject to a right of repurchase in favor of the Company (the "Meadows Shares") granted pursuant to that certain Agreement of Merger dated February 12, 1997 among the Company, Nederlander of Connecticut, Inc. and the other parties thereto outstanding immediately prior to the Effective Time, (v) be increased by all capital expenditures paid by the Company and its Subsidiaries after June 30, 1997 and immediately prior to the Effective Time permitted by Section 4.01(a)(viii), (vi) be decreased by all accrued capital expenditures of the Company as of immediately prior to the Effective Time (to the extent not reflected in current liabilities), (vii) be increased by dividends that have been accrued immediately prior to the Effective Date whose regularly scheduled payment date has not then yet occurred, (viii) except as required by clause (xi) below, exclude any liabilities attributable to Indebtedness, (ix) exclude any liabilities included in clauses (i) through (v) of the following sentence, (x) be decreased by unpaid costs, fees and expenses of the Company arising out of, based upon or that will arise from the transactions contemplated by this Agreement (other than as a result of actions taken by Sub) (including, without limitation, amounts related to the termination of any employees, broker fees, legal, accounting and advisory fees and fees incurred in connection with third party consents, waivers and amendments of creditors or holders of Preferred Stock), and (xi) be reduced by the amount of the Excess Debt, if a positive number, or be increased by the amount of the Excess Debt, if a negative number.

         The term "Excess Debt" shall mean, as of immediately prior to the Effective Time, the difference between the sum of the following and $899,700,000: (i) the difference between (A) Indebtedness of the Company and its consolidated Subsidiaries less (B) the difference between $70,000,000 and any amounts (other than the reimbursement of expenses) actually received by the Company and its consolidated subsidiaries after the date hereof under agreements relating to the sale or LMA (such LMA payments not to exceed $30,000 per month) of its WVGO-FM and the sale or LMA of its Jackson/Biloxi radio stations, less (C) any Indebtedness incurred to finance acquisitions approved by Parent of stock of or substantially all of the assets of radio stations, less (D) interest accrued as of immediately prior to the Effective Time that is not then due and payable, (ii) the Series B Merger Consideration, (iii) the Series C Merger Consideration, (iv) the liquidation preference amount of the Series E Preferred Stock, and (v) Environmental Costs or Liabilities accrued and not paid after June 30, 1997 to the extent they exceed $100,000 in the aggregate. "Working Capital Adjustment Amount" shall mean an amount equal to the Final Working Capital, less the Estimated Working Capital, together with interest on the absolute value of the difference at 10% per annum beginning on the Closing Date and ending on the date of payment of the Working Capital Adjustment Amount as provided in Section 5.07(i)(iii)(B).

         Notwithstanding the foregoing, Working Capital shall not include any asset transferred to Delsener/Slater Holdings or any of its Subsidiaries, any liability assumed by Delsener/Slater Holdings, or any liability to which none of the Company or any of its Subsidiaries is a party immediately after the Effective Time and any such computation shall assume that the Spin Off has been consummated.

         (j) The Company may, in its sole discretion, (i) at any time prior to the filing of the Proxy Statement with the SEC, dispose of its interest in Delsener/Slater for any reason and in any manner, and (ii) at any time after the Proxy Statement has been filed with the SEC, if the Spin Off would violate applicable law or any material agreement to which the Company or any of its Subsidiaries is a party, dispose of Delsener/Slater in any manner (an "Alternate Transaction"); provided that in each such case the terms of such disposition do not delay the consummation of the Merger, are not materially more adverse to the Company or Parent than the Spin Off and any resulting adverse financial changes are appropriately reflected in Working Capital; and provided further that to the extent that any such disposition results in fixed and determinable financial benefits to Parent when compared to the Spin Off, the Class A Common Stock Merger Consideration and Class B Common Stock Merger Consideration shall be adjusted in an aggregate amount equal to such increase in benefits.

         (k) At the request of Delsener/Slater and subject to the requirements and restrictions imposed on the Company by any of its financing documents, the Company shall from time to time after the date hereof and prior to the Spin Off Date permit Delsener/Slater to (i) acquire (whether by merger, stock or asset acquisition or otherwise) additional businesses engaged in the business in which Delsener/Slater is engaged or (ii) make capital improvements on assets owned or leased by Delsener/Slater or its Subsidiaries, and in each such case loan Delsener/Slater the funds with which to consummate such acquisitions and capital improvements. All amounts borrowed by Delsener/Slater from the Company pursuant to this clause (k) shall be paid by Delsener/Slater to the Company by wire transfer of immediately available funds to a bank account specified by the Company on the Spin Off Date and shall not be considered for purposes of computing Working Capital under clause (i) of this Section 5.07. In furtherance of the foregoing, the Company shall be entitled to increase the borrowing availability under the Credit Agreement for such purposes. The Company shall use its best efforts to obtain any waivers, consents or modifications under any financing or other agreement of the Company required or desirable in connection with such acquisitions or capital improvements.

         (l) Notwithstanding anything in this Agreement to the contrary, the consummation of the transactions contemplated by this Section 5.07 and in the Spin Off Documentation or any action or inaction taken in furtherance thereof, including without limitation any transaction to which neither the Company nor any of its Subsidiaries (other than Delsener/Slater Holdings and its Subsidiaries) is a party, shall not be deemed to be a breach of a representation, warranty or covenant in this Agreement unless the foregoing, except as otherwise specifically permitted hereunder, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay or prevent the consummation of the transactions contemplated by this Agreement.

         (m) The indemnification obligations referred to in this Section 5.07 shall survive the Spin Off Date for a period of six years and thereafter as to any claims for indemnification asserted prior to the expiration of such period.

         (n) Prior to the Spin Off Date, the Company and Delsener/Slater Holdings shall obtain from Ron Delsener and Mitch Slater a release or waiver of any rights that they may have to purchase or acquire all or part of the Delsener/Slater Group.

         (o) Prior to the Spin Off Date, Delsener/Slater Holdings shall assume all obligations of the Company and its Subsidiaries arising under the Sunshine Agreement and, if not terminated prior to the Spin Off Date, the agreement described in Section 4.06 of the Company Disclosure Schedule. Prior to the Spin Off Date, the Company shall accelerate the issuance of, and issue, any shares of Common Stock contemplated by the Sunshine Agreement.

         (p) The Spin Off Documentation shall provide that prior to the Effective Time the Company shall, to the extent requested by Parent, cause the Delsener/Slater Group to perform its obligations under the Spin Off Documentation.

         SECTION 5.08. Repayment of Indebtedness. At or prior to the Closing, Parent shall cause all Indebtedness outstanding under the Credit Agreement to be repaid and shall cause all lenders party to the Credit Agreement to terminate and release all Liens on any property or assets (including, without limitation, the stock of Delsener/Slater Holdings and its Subsidiaries and all of their respective properties and assets) subject to the Spin Off or Alternate Transaction, as applicable, securing such Indebtedness. Notwithstanding the immediately preceding sentence, Parent may cause all Indebtedness under the Credit Agreement to be refinanced in full or may obtain waivers to any breaches of the Credit Agreement that the transactions contemplated herein would cause so long as (a) any such refinancing or the obtaining of such waivers would not adversely affect any consent obtained by the Company to implement the Spin Off or Alternate Transaction and (b) all Liens on any property or assets (including without limitation the stock of Delsener/Slater Holdings and its Subsidiaries and all of their respective properties and assets) subject to the Spin Off or Alternate Transaction, as applicable, securing such indebtedness shall be released at or prior to the Closing.

         SECTION 5.09. Closing Extension. Parent may extend the initial Termination Date set forth in Section 7.01(b)(ii) for up to three calendar months, in one calendar month intervals, by providing the Company notice of its election to do so not later than five days prior to the then scheduled Termination Date. In the event that Parent elects to extend the Termination Date pursuant to the immediately preceding sentence, the Class A Common Stock Merger Consideration and the Class B Common Stock Merger Consideration shall each be increased by $1.00 for each calendar month that the Termination Date is extended beginning on the first day of each such month provided, however, that no such increase shall be paid if (i)(A) all conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 6.01 and Section 6.02 have been satisfied except for the conditions set forth in Sections 6.01(b) and 6.01(c) and (B) the failure to satisfy the conditions set forth in Sections 6.01(b) and 6.01(c) is primarily the result of Acts or Changes or (ii) (A) the Merger shall be restrained or otherwise prohibited by a temporary or preliminary judicial order, decree, ruling or other action arising from claims or litigation involving the Company and its stockholders (collectively, the "Preliminary Order") and (B) Parent delivers to the Company prior to the applicable Termination Date written notice to the effect that it shall consummate the Merger within ten business days after the lifting or withdrawal of the Preliminary Order; provided that if, within ten business days after the date of the lifting or withdrawal of the Preliminary Order, Parent fails to consummate the Merger and such failure is not due to the Company's failure to fulfill any of its obligations contained in Section 6.01 and Section 6.02, the Class A Common Stock Merger Consideration and the Class B Common Stock Merger Consideration shall be increased by $2.00 for each calendar month (or partial calendar month) after the initial Termination Date provided for herein. In the event that the Preliminary Order has not been lifted or withdrawn by the close of business on August 31, 1998, then either Parent or the Company may extend the date of the Closing for an additional 45 days by delivering, prior to September 1, 1998, written notice to the other party to such effect. In the event that (x) neither Parent nor the Company elects to extend the Closing for such additional 45-day period or (y) either Parent or the Company elects to extend the Closing for such 45-day period and the Preliminary Order has not been lifted or withdrawn prior to the end of such 45-day period, then this Agreement shall terminate without any liability or obligation on the part of either party other than payment of fees and expenses pursuant to Section 5.05(a) and the obligation to release the Letter of Credit to Parent.

         SECTION 5.10. [Intentionally Omitted]

         SECTION 5.11. Change of Name. Within 10 business days after the Closing, Parent shall cause Surviving Corporation and each of its Subsidiaries, if necessary, to file certificates of amendment with the appropriate Secretary of State, amending such company's certificate of incorporation to change the name of such Company to any name which does not include the letters "SFX". At the Closing, Parent will assign to Delsener/Slater Holdings or its designee all right, title and interest, including all the good will related thereto, in and to the name "SFX" together with all causes of action and the right to recover for past infringements of the name "SFX." As soon as commercially practicable, but in no event later than six months from the Closing Date, Parent shall cease all use of the name "SFX" in all modes.

         SECTION 5.12. Outstanding Indebtedness. Except as contemplated in
Section 5.07, as of immediately prior to the Effective Time the Company shall take such action so as to cause the outstanding indebtedness of the Company for borrowed money (excluding leases) to consist only of the Notes and borrowings under the Credit Agreement, as it may be amended in accordance with Section 5.07.

         SECTION 5.13. Entertainment Business. In the event that the transactions contemplated by Section 5.07 are not consummated at or prior to the Closing and Parent nonetheless waives the condition set forth in Section 6.02(e), the Class A Merger Consideration and the Class B Merger Consideration shall be increased by the quotient of $42,500,000 divided by the fully diluted number of shares of Common Stock outstanding immediately prior to the Effective Time.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

         (b) FCC Consents. The FCC shall have issued the FCC consent ("FCC Consent") approving the applications for transfer of control of the FCC Licenses for the operation of the Licensed Facilities in connection with the Merger.

         (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or terminated.

         (d) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect.

         SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (c) Final Order. The FCC Consent shall not contain any conditions that would be materially adverse to either the Parent, the Surviving Corporation or their Affiliates. The FCC Consent shall be a Final Order. A "Final Order" shall be an action by the FCC (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no timely request for stay or review, petition for reconsideration or appeal has been filed by a non-party to this Agreement (or an Affiliate of Parent) or the FCC Applications or sua speonte action of the FCC with comparable effect is pending and (iii) as to which the normal time for filing any such request, petition or appeal or for the taking of any such sua speonte action by the FCC has expired.

         (d) Release Agreements. The following shall have been obtained (i) the Release Agreement from each member of the Executive Group as contemplated in
Section 4.05 and (ii) the assumption agreements contemplated in Section
5.07(h).

         (e) Delsener/Slater. The Spin Off or an Alternate Transaction shall have been consummated.

         (f) Third Party Consents. All Third Party Consents shall have been obtained other than those the failure of which to obtain would not have a Material Adverse Effect on the Company.

         Notwithstanding anything herein to the contrary, the obligations of Parent and Sub to effect the Merger shall not be subject to the consummation of any of the acquisitions, dispositions, exchanges or other transfers of assets which are contemplated by Section 4.01(a) of the Company Disclosure Schedule.

         SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, have a Material Adverse Effect on Parent's ability to perform its obligations hereunder. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

         (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01. Termination. This Agreement may be terminated prior to the Effective Time whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

         (a) by mutual written consent of Parent, Sub and the Company by mutual action of their respective Boards of Directors;

         (b) by either Parent or the Company:

             (i) (A) if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof at which the Stockholder Approval shall have been voted upon, the Stockholder Approval shall not have been obtained or (B) unless (1) prohibited by an event described in either clause (iii) or (v) of this Section 7.01(b) or (2) resulting from any act or omission of Parent or Sub or their Affiliates, as of the day immediately prior to the Termination Date either (x) no Stockholders Meeting shall have been held or (y) if held no vote shall have been taken in respect of the Stockholder Approval;

             (ii) if the Merger shall not have been consummated on or before the Termination Date; the term Termination Date shall mean (A) May 31, 1998 or
(B) if such date has been extended by Parent as provided in Section 5.09, the date as so extended;

             (iii) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable (other than a judicial order, decree, ruling or other action contemplated by Section 7.01(b)(v));

             (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
Section 6.02(a) or (b) or Section 6.03(a) or (b), as applicable, and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach provided in no event shall such thirty (30) day period extend beyond the Termination Date (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

             (v) if the Merger shall have been permanently restrained, enjoined or otherwise permanently prohibited by a judicial order, decree, ruling or other action arising from Claims or litigation involving the Company and its stockholders;

         (c) by the Company prior to obtaining the Stockholder Approval, if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal, (ii) the Company shall have given notice to Parent advising Parent that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions of such Superior Proposal (including the identity of the third party) and the material terms and conditions of any agreements or arrangements to be entered into in connection with a Superior Proposal with respect to the Principal Stockholder and that the Company intends to terminate this Agreement in accordance with this Section 7.01(c), and (iii) either (A) Parent shall not have revised its takeover proposal within five business days after the date on which such notice is deemed to have been given to Parent, or (B) if Parent within such period shall have revised its takeover proposal, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's Takeover Proposal is superior to Parent's revised takeover proposal; provided that the Company may not effect such termination pursuant to this Section 7.01(c) unless the Company has contemporaneously with such termination tendered payment to Parent, or its designee, of the Termination Fee and the Reimbursement Amount (if and to the extent that Parent has provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed) that is due Parent or its designee pursuant to Section 5.05; or

         (d) by Parent if (i) the Board of Directors or the Independent Committee of the Company shall have failed in the Proxy Statement to make the recommendation contemplated by Section 4.03, (ii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced (other than by the Company or its Affiliates) and the Board of Directors of the Company fails to timely recommend against the stockholders of the Company tendering their shares into such tender offer or exchange offer, or
(iii) a Takeover Proposal has been publicly announced by the Company and the Board of Directors of the Company shall fail to publicly reaffirm its approval or recommendation of the Merger and this Agreement on or before the tenth business day following the date on which such Takeover Proposal shall have been announced; provided that Parent in exercising its termination rights hereunder may condition the effectiveness of such termination upon receipt of the Termination Fee and Reimbursement Amount (if and to the extent that Parent has provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed) that are due Parent or its designee pursuant to
Section 5.05.

         SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, (i) other than the provisions of the last sentence of Section 5.01, Section 5.05, this
Section 7.02 and Article VIII, and (ii) except to the extent that such termination results from the Material Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case subject to Section 5.05 the non-breaching party will be entitled to recover damages and its Expenses.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Parent or Sub, to


                   Hicks, Muse, Tate & Furst Incorporated
                   200 Crescent Court, Suite 1600
                   Dallas, Texas 75201
                   Telecopy No.: (214) 740-7313
                   Attention: Lawrence D. Stuart, Jr.

         with a copy to:

                   Vinson & Elkins L.L.P.
                   3700 Trammell Crow Center
                   2001 Ross Avenue
                   Dallas, Texas 75201
                   Telecopy No.: (214) 220-7716
                   Attention:  Michael D. Wortley

         and

         (b)  if to the Company, to

                   SFX Broadcasting, Inc.
                   150 East 58th Street, 19th Floor
                   New York, New York  10155
                   Telecopy No.: (212) 753-3188
                   Attention:  Howard J. Tytel
         with a copy to:

                   For the Company:
                   Baker & McKenzie
                   805 Third Avenue
                   New York, NY 10022
                   Telecopy No.: (212) 759-9133
                   Attention:  Amar Budarapu

         and

                   For the Independent Committee:
                   Morgan, Lewis & Bockius LLP
                   101 Park Avenue
                   New York, New York 10178
                   Telecopy No.: (212) 309-7044
                   Attention:  Howard L. Shecter


         SECTION 8.03. Definitions. For purposes of this Agreement:

         (a) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

         (b) "Entertainment Business" means the business of venue ownership, operation and management and the booking, promotion and/or production of entertainment events and shall include, without limitation, related merchandising, concession management and Internet-based marketing;

         (c) "Environmental Laws" means all applicable laws and rules of common law pertaining to the environment and natural resources, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar an analogous statutes, regulations and decisional law of any governmental authority, as each of the foregoing may be amended and in effect on or prior to the Closing;

         (d) "Expenses" has the meaning assigned thereto in Section 5.05(d);

         (e) "Indebtedness" has the meaning assigned thereto in Section 3.01(p)(ii);

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

         (f) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to the United States economy in general or to the United States radio broadcasting industry in general, and, as applicable, not specifically relating to the Company or Parent or their respective Subsidiaries;

         (g) "Permitted Liens" has the meaning assigned thereto in Section 3.01(u)(iv);

         (h) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

         (i) a "Significant Subsidiary" means any Subsidiary of the Company or Parent, as applicable, that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

         (j) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person;

         (k) "Superior Proposal" means (x) a bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of Common Stock then outstanding or all or substantially all the assets of the Company, and (y) otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors of the Company determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay;

         (l) "Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any more than 25% of the voting power of, or a substantial portion of the assets of, the Company and its Subsidiaries, taken as a whole, other than the

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transactions contemplated by this Agreement; provided, however, that such term does not include the transactions contemplated hereby or in any ancillary documents;

         (m) "Taxes" has the meaning assigned thereto in Section 3.01(j)(viii); and

         (n) "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement.

         SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

         SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, and Section 5.04, are not intended to confer upon any Person other than the parties any rights or remedies.

         SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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

         SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (i) upon notice to the Company and without releasing Parent or Sub from any of their obligations or liabilities hereunder, Parent or Sub may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof so long as such assignment or delegation does not delay the Closing, and (ii) nothing in this Agreement shall limit Parent's or Sub's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Parent or Sub without the consent of the Company. The Company shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Parent or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company that any such collateral assignment has been foreclosed upon, the Company shall be entitled to deal exclusively with Parent as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on such assignees.

         SECTION 8.09. Enforcement. The Company agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 8.10. Director and Officer Liability. The directors, officers, and stockholders of Parent and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any Claims that the Company may assert) other than as an assignee of this Agreement or as otherwise provided herein. Except to the extent that a person is a party signatory thereto in his personal capacity, the directors, officers and stockholders of the Company and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any Claims that Parent or Sub may assert).

         SECTION 8.11. Termination Date. Notwithstanding any provision of this Agreement to the contrary, in the event that any Termination Date provided for hereunder shall fall on a non-Business Day, then such Termination Date shall automatically be extended to the first Business Day following such scheduled Termination Date. The term "Business Day" shall mean any

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day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, State of New York, are required or authorized by law to close.

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         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this
Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                            SBI HOLDING CORPORATION


                                            By:  /s/ Eric Neuman
                                               --------------------------------
                                            Name:
                                            Title:


                                            SBI RADIO ACQUISITION CORPORATION


                                            By:  /s/ Eric Neuman
                                               --------------------------------
                                            Name:
                                            Title:


                                            SFX BROADCASTING, INC.


                                            By:  /s/ Robert F.X. Sillerman
                                               --------------------------------
                                            Name:  Robert F.X. Sillerman
                                            Title: Executive Chairman

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